                                 Exhibit 99.1

                         PATRICK M. MURPHY JOINS THE
            TECHNOLOGY RESEARCH CORPORATION BOARD OF DIRECTORS

CLEARWATER, FLORIDA, May 11, 2006 - Robert S. Wiggins, Chairman and Chief Executive
Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI), announced that the
Company's Board of Directors has elected Patrick M. Murphy as a new Director.  In addition and at his request, David F. Walker has chosen to step down as Chairman of the Audit Committee and Patrick M. Murphy has been appointed as the new Chairman of the Audit Committee.  Mr. Walker will remain a member of the Board of Directors.

Wiggins stated, "Pat Murphy brings to TRC knowledge and experience in the business operations of growing manufacturing companies along with extensive expertise in all aspects of the financial operations of public companies, including Sarbanes Oxley.
He also has significant acquisition experience that we expect will be of great benefit to TRC in support of the Company's acquisition strategy to accelerate growth and create additional value for our shareholders."  Wiggins added, "The Company is delighted to have Pat Murphy join our Board of Directors."

Patrick M. Murphy, age 49, became Senior Vice President, Chief Financial Officer and
Treasurer of Paradyne Networks, Inc. in August 1996 and Secretary in August 2000.  He
also became a director and Chief Executive Officer of Paradyne Credit Corp. in July 2001,
and Vice President, Chief Financial Officer and Treasurer from August 1996 to July 2001.
From August 1996 to July 1998 he served as Vice President, Treasurer and Chief Financial
Officer of GlobeSpan, Inc.  From January 1987 to August 1996, he served as Chief
Financial Officer of Continental Broadcasting, Ltd., a television and radio broadcast company.  Mr. Murphy was with Deloitte & Touche during the period 1979-1987, in both
Florida and California.

Mr. Murphy holds a B.S./B.A. in Finance from John Carroll University and is a certified public accountant.  He is a member of the American Institute of Certified Public
Accountants and the Florida Institute of Public Accountants.  He resides in Tampa,
Florida.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.  These products have worldwide application.  The Company also supplies power monitoring and control equipment to the
United States Military and its prime contractors.

Safe Harbor Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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